UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 8, 2014

Western Digital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-08703	33-0956711
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3355 Michelson Drive, Suite 100, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 672-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On October 8, 2014, the Minnesota Supreme Court affirmed the decision of the Court of Appeals of the State of Minnesota (the "Appellate Court"), which had reinstated a $630.4 million final arbitration award previously issued against Western Digital Corporation (the "Company") in the arbitration between the Company and Seagate Technology, LLC ("Seagate"). In the 2011 arbitration, Seagate alleged, among other things, misappropriation of eight alleged trade secrets by the Company and a now former employee. In October 2012, the District Court of Hennepin County, Minnesota (the "District Court") confirmed the arbitration award with respect to each of the five trade secret claims that the Company and the former employee had won at the arbitration, and vacated the arbitration award and ordered a rehearing with respect to the three trade secret claims that the Company and the former employee had lost. Seagate appealed the District Court’s decision to the Appellate Court and, in July 2013, the Appellate Court reversed the District Court’s decision and remanded for entry of an order and judgment confirming the arbitration award. In October 2013, the Minnesota Supreme Court granted the Company’s petition for review of the Appellate Court’s decision.

The decision of the Minnesota Supreme Court affirming the Appellate Court’s decision is not subject to appeal and, as a result, the Company expects to pay the $525 million arbitration award plus pre-award interest of $105.4 million, totaling $630.4 million, plus interest accrued on the principal amount of the award from January 24, 2012 through the date the award is paid. As of June 27, 2014, the Company had recorded an accrual of $758 million for this matter. The arbitration award will be paid by one of the Company’s foreign subsidiaries using cash and cash equivalents held outside of the United States, and will not have any impact on the Company’s operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Digital Corporation

October 8, 2014	By:	/s/ Michael C. Ray

Name: Michael C. Ray
Title: Senior Vice President, General Counsel and Secretary